Exhibit 99.1

TRANSACT TECHNOLOGIES REPORTS 2013 FOURTH QUARTER REVENUE OF
$12.5 MILLION AND DILUTED EPS OF $0.13

- Full Year Gross Margin Improves 370 Basis Points to 41.7%; Operating Income Rises 18% to $6.6 Million; EBITDA Increases 14% to $8.3 Million -

Hamden, CT – March 6, 2014 – TransAct Technologies Incorporated (Nasdaq: TACT) (“TransAct’ or the “Company”) today reported operating results for the fourth quarter and full year period ended December 31, 2013, as summarized below:

Summary of 2013 Q4 and Full Year Results
(In millions, except per share and percentage data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net sales	$12.5	$19.6	$60.1	$68.4
Gross profit	$5.0	$7.7	$25.1	$26.0
Gross margin	39.9%	39.2%	41.7%	38.0%
Operating income	$1.5	$2.9	$6.6	$5.6
EBITDA(1)	$1.8	$3.3	$8.3	$7.3
Net income	$1.1	$1.9	$4.9	$3.6
Diluted earnings per share	$0.13	$0.21	$0.57	$0.40

Adjusted operating income(2)	$0.9	$3.2	$6.2	$7.6
Adjusted EBITDA(1)	$1.3	$3.7	$8.4	$9.8
Adjusted net income(2)	$0.7	$2.8	$4.7	$4.9
Adjusted diluted earnings per share(2)	$0.08	$0.23	$0.54	$0.54

(1)
EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization.  A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.  Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, amortization and share-based compensation and adjusted for the impact of restructuring expenses, adjustments to accrued contingent consideration and certain legal fees as described later in this release.  A reconciliation of Adjusted EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

(2)	Reconciliations of GAAP earnings financial metrics to corresponding non-GAAP financial measures can be found attached to this release.

Bart Shuldman, Chairman and Chief Executive Officer of TransAct, commented, “Our 2013 fourth quarter operating results reflect lower overall gaming equipment unit volumes in the domestic casino industry, a difficult year-over-year comparison in lottery sales which benefitted from a large ‘end of life’ product sale in the year-ago period, the anticipated seasonal decline in sales of our new food safety terminal, and a challenging period for oil and gas exploration companies.  Notwithstanding the short term impact of these headwinds, TransAct made measurable progress throughout 2013 in diversifying our revenue base and growing gross margins as operating results benefited from prior investments in technologies that resulted in the introduction of value-added products for new, under-served markets.  All of our new products target a significant total addressable market opportunity and we believe each one is gaining traction and securing a leadership position in its respective industry.  As a result, TransAct has an established foundation from which we can achieve consistent long-term growth in revenue, gross margin, EBITDA and diluted EPS.

“In the global casino industry, our Epic 950® thermal printer is the preferred choice for an increasing number of casino operators and we remain confident that we can continue to consistently grow market share.  While weak domestic market replacement and new unit demand for gaming devices prevails across the industry, our Epicentral® promotional and couponing system is growing in awareness and appreciation among casino operators who are increasingly seeking technology solutions that can help them grow revenue while delivering an attractive return on their investment.  In 2013, six casinos went live with the Epicentral system, including two new casino properties in the fourth quarter.  We now have Epicentral installed on a total of over 8,000 electronic gaming machines at year end.  We expect Epicentral’s momentum to accelerate in 2014 leading to year-over-year growth in revenue as system penetration increases.

“Our new Ithaca® 9700 food safety terminal continues to gain positive industry recognition with full year 2013 sales of approximately $4.4 million, accounting for 39% of revenue generated in our food safety, point-of-sale and banking unit.  With a total addressable market opportunity of at least 700,000 terminals, the food safety business offers TransAct a significant, long-term growth opportunity.  We are in the early stages of addressing this market with a solution that is quickly achieving high levels of awareness among restaurant and food service operators as well as with potential technology partners that offer complementary products that can drive additional demand for the Ithaca 9700.  We are now engaged in over 150 trials with customers that represent over 100,000 total terminals and continue to expect that trials will begin converting to sales at a faster pace beginning in mid-2014.  Accordingly, we expect to substantially grow our Ithaca 9700 customer base and generate attractive 2014 revenue growth.

“TransAct remains the leader in black and white printers for the truck and off-shore logging market and now our Printrex 920 color solution for this market is gaining traction with more trials being conducted than at any prior time.  The value that the Printrex 920 color solution brings to the on-site oil and gas exploration market is undeniable and we believe the start of a significant replacement market opportunity is a matter of timing as recent feedback and industry sources suggest a large opportunity beginning in 2015.  Momentum also continues to build for our Printrex 980 color office printer and as both of our color printer solutions gain traction in the marketplace, TransAct will further benefit from the high-margin recurring consumables revenues from these products.”

Mr. Shuldman concluded, “While TransAct faced specific industry challenges in late 2013, we entered 2014 with attractive opportunities for growth across multiple markets.  Our prior investments in the development of value-added solutions for transaction based businesses are expected to benefit our operating results as these new product sales continue to build in their respective industries.  We approach new product development by identifying opportunities that have significant, untapped total addressable markets where we can leverage our technology innovation and leadership to help solve market-specific customer needs and grow their businesses and profitability.  In 2014 we plan to introduce three new products that meet these criteria and which will further our foundation for long-term growth.  We expect the continuing penetration of our recently introduced products and the initial availability of new products in 2014 will drive sustainable gains in revenue, gross margin and diluted EPS over the long term, thereby creating new value for our shareholders.”

Summary of 2013 Fourth Quarter Operating Results
TransAct generated 2013 fourth quarter net sales of $12.5 million compared with net sales of $19.6 million for the 2012 fourth quarter.  Casino and gaming revenue declined $0.8 million, or 12%, to $5.7 million from $6.5 million in the prior year period, driven by a $1.2 million year-over-year decline in domestic casino and gaming printer sales reflecting the industry-wide decrease in sales of new slot machines, partially offset by higher Epicentral software sales.  Food safety, point-of-sale (POS) and banking net sales decreased 17%, or $0.5 million, to $2.2 million compared to $2.6 million in the prior year period.  Sales of the Ithaca® 9700 food safety terminal for quick service and casual restaurant franchises increased 67% to $0.4 million but were more than offset by a $0.6 million decline in sales of point-of-sale printers as the Company continues to de-emphasize this lower margin market.  Lottery sales for the 2013 fourth quarter declined $4.9 million to $1.6 million, which is in line with GTECH’s required contractual minimum order, compared with lottery sales of $6.5 million in the 2012 fourth quarter which benefited from a large “end of life” purchase by GTECH for an older generation printer.  Printrex® oil and gas printer net sales were down to $0.8 million in the 2013 fourth quarter from $1.1 million in the year-ago period primarily reflecting industry weakness.  The Company’s TransAct Services Group recorded net sales of $2.2 million compared to net sales of $3.0 million in the year-ago period, primarily reflecting $0.5 million in lower HP inkjet cartridge consumables revenue.

Gross margin improved 70 basis points to 39.9% from 39.2% in the fourth quarter of 2013, while the year-over-year decline in quarterly revenue resulted in gross profit of $5.0 million compared to $7.7 million in the year-ago quarter.  Total operating expenses for the 2013 fourth quarter declined $1.3 million to $3.5 million from $4.8 million a year ago.  Selling and marketing expenses decreased $0.1 million to $1.6 million, reflecting the timing of the annual G2E trade show which took place in the third quarter in 2013 compared to the fourth quarter in 2012 and lower variable compensation reflecting the lower level of quarterly sales, partially offset by the addition of sales staff and higher marketing expenses to support the Company’s recently introduced food safety and Printrex products.  General and administrative expenses decreased by $1.2 million, or 62%, primarily due to a $0.7 million reduction in the accrued contingent consideration liability to be paid in connection with the acquisition of Printrex, as well as lower incentive compensation.  In addition, legal fees related to the lawsuit with Avery Dennison Corporation were less than $0.1 million in both the 2013 and 2012 fourth quarter periods.

Operating income for the 2013 fourth quarter was $1.5 million compared to $2.9 million in the 2012 fourth quarter.  Excluding the impact from several items (detailed later in the release), TransAct generated adjusted operating income of $0.9 million, or 7.0% of net sales, in the fourth quarter 2013 compared with adjusted operating income of $3.2 million, or 16.2% of net sales, in the year-ago period.  Net income in the 2013 fourth quarter was $1.1 million, or $0.13 per diluted share, compared to net income of $1.9 million, or $0.21 per diluted share, in the prior-year period.  Adjusted net income was $0.7 million, or $0.08 per diluted share, compared to $2.8 million, or $0.23 per diluted share, in the 2012 fourth quarter.

Balance Sheet and Capital Return Review
As of December 31, 2013, TransAct had approximately $2.9 million of cash and cash equivalents and no debt.  In 2013, the Company generated cash from operating activities of $2.5 million and free cash flow (cash from operating activities less capital expenditures) of $1.7 million.  TransAct repurchased approximately 604,200 shares of its common stock in 2013 for total consideration of approximately $5.2 million.  The Company also paid a dividend to shareholders of $0.07 per share during the fourth quarter.  Reflecting the share repurchase activity and the 2013 quarterly dividends, TransAct returned $7.5 million to shareholders in 2013.

Steve DeMartino, President and Chief Financial Officer of TransAct, commented, “TransAct’s prudent management of the business resulted in the generation of solid cash flow from operations in 2013.  As a result we have the financial flexibility to continue investing in the development of new products that address attractive market opportunities to support our goals for long-term growth.  TransAct also has the capacity to consistently return capital to shareholders and, since the beginning of 2012, we have returned almost $14.0 million to shareholders.”

2013 Fourth Quarter Conference Call and Webcast
TransAct is hosting a conference call and webcast today, March 6, 2014, beginning at 4:30 p.m. ET.  Both the call and the webcast are open to the general public.  The conference call number is 678-825-8259 (domestic or international).  Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.transact-tech.com (select “Investor Relations” followed by “Events & Presentations”).  Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
TransAct has provided adjusted non-GAAP financial measures because the Company believes that these amounts are helpful to investors and others to more accurately assess the ongoing nature of TransAct's core operations.  The adjusted non-GAAP measures exclude the effect in the applicable periods presented of non-GAAP adjustments contained in the tables included with this release.  These items have been excluded from adjusted non-GAAP financial measures as management does not believe that they are representative of underlying trends in the Company's performance.  Their exclusion provides investors and others with additional information to more readily assess the Company's operating results.  The Company uses the non-GAAP financial measures internally to focus management on the results of the Company's core business. The presentation of this additional non-GAAP information is not considered superior to or a substitute for the financial information prepared in accordance with GAAP.

Adjusted operating income is defined as operating income adjusted for the impact of acquisition related expenses, business consolidation and restructuring expenses and legal fees related to the lawsuit with Avery Dennison Corporation.

Adjusted net income is defined as net income adjusted for the tax-effected impact of acquisition related expenses, business consolidation and restructuring expenses and legal fees related to the lawsuit with Avery Dennison Corporation.

Adjusted diluted earnings per share is defined as Adjusted Net Income divided by diluted shares outstanding.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a leader in developing and manufacturing market-specific solutions, including printers, terminals, software and other products for transaction-based and other industries.  These industries include casino and gaming, lottery, food safety, banking, point-of-sale, hospitality, oil and gas, medical and emergency vehicle.  Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced.  TransAct printers and products are designed from the ground up based on market-specific requirements and are sold under the Ithaca®, Epic, EPICENTRAL® and Printrex® product brands.  TransAct distributes its printers and terminals through OEMs, value-added resellers, selected distributors, and direct to end-users.  TransAct has over 2.5 million printers and terminals installed around the world.  TransAct is also committed to providing world-class printer service, spare parts, accessories and printing supplies to its growing worldwide installed base of printers.  Through its TransAct Services Group, TransAct provides a complete range of supplies and consumable items used in the printing and scanning activities of customers in the hospitality, banking, retail, gaming, government and oil and gas exploration markets.  Through its webstore, http://www.transactsupplies.com, and a direct selling team, TransAct addresses the on-line demand for these products.  TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call 203.859.6800.

Forward-Looking Statements
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or other similar words.  All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; our competitors introducing new products into the marketplace; our ability to successfully develop new products; our dependence on significant customers; our dependence on significant vendors; dependence on contract manufacturers for the assembly of a large portion of our products in Asia; our ability to protect intellectual property; our ability to recruit and retain quality employees as the Company grows; our dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; the economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; risks associated with potential future acquisitions; our new line of food safety and oil and gas products will drive increased adoption by customers; the outcome of the lawsuit between TransAct and Avery Dennison Corporation; and other risk factors detailed from time to time in TransAct's reports filed with the Securities and Exchange Commission.  Actual results may differ materially from those discussed in, or implied by, the forward-looking statements.  The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

# # #

Investor Contact:
Steve DeMartino                                                                                     Richard Land, Joseph Jaffoni, Jim Leahy
President and Chief Financial Officer                                                                                                JCIR
TransAct Technologies Incorporated                                                                                                212-835-8500 or tact@jcir.com
203-859-6810
- Financial tables follow -

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	December 31,		December 31,
	2013	2012	2013	2012
Net sales	$12,528	$19,616	$60,141	$68,386
Cost of sales	7,527	11,933	35,049	42,404
Gross profit	5,001	7,683	25,092	25,982

Operating expenses:
Engineering, design and product development	1,017	987	4,065	4,239
Selling and marketing	1,644	1,791	7,346	6,637
General and administrative	769	2,011	6,588	7,833
Legal fees associated with lawsuit	78	26	476	1,533
Business consolidation and restructuring	-	(2)	-	138
	3,508	4,813	18,475	20,380
Operating income	1,493	2,870	6,617	5,602

Interest and other income (expense):
Interest, net	(14)	(1)	(23)	6
Other, net	(74)	(2)	(63)	(23)
	(88)	(3)	(86)	(17)

Income before income taxes	1,405	2,867	6,531	5,585
Income tax provision	296	985	1,596	1,964
Net income	$1,109	$1,882	4,935	$3,621

Net income per common share:
Basic	$0.13	$0.21	$0.57	$0.40
Diluted	$0.13	$0.21	$0.57	$0.40

Shares used in per share calculation:
Basic	8,331	8,800	8,589	9,032
Diluted	8,558	8,887	8,703	9,121

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three months ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012
Food safety, point-of-sale and banking	$2,189	$2,643	$11,296	$9,484
Casino and gaming	5,727	6,506	27,300	29,129
Lottery	1,561	6,422	4,450	11,634
Printrex	849	1,051	4,335	4,673
TransAct Services Group	2,202	2,994	12,760	13,466
Total net sales	$12,528	$19,616	$60,141	$68,386

TRANSACT TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	December 31,	December 31,
(In thousands)	2013	2012
Assets:
Current assets:
Cash and cash equivalents	$2,936	$7,537
Accounts receivable, net	13,234	15,927
Inventories	13,509	10,321
Deferred tax assets	1,655	1,443
Other current assets	887	471
Total current assets	32,221	35,699

Fixed assets, net	2,732	3,302
Goodwill	2,621	2,621
Deferred tax assets	920	1,172
Intangible assets, net	1,856	2,328
Other assets	58	106
	8,187	9,529
Total assets	$40,408	$45,228

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$4,749	$6,422
Accrued liabilities	2,215	2,927
Income taxes payable	26	629
Accrued contingent consideration	60	136
Deferred revenue	300	93
Total current liabilities	7,350	10,207

Deferred revenue, net of current portion	103	168
Deferred rent, net of current portion	244	308
Accrued contingent consideration, net of current portion	-	824
Other liabilities	190	352
	537	1,652
Total liabilities	7,887	11,859

Shareholders’ equity:
Common stock	111	109
Additional paid-in capital	27,674	25,940
Retained earnings	27,326	24,708
Accumulated other comprehensive loss, net of tax	(63)	(55)
Treasury stock, at cost	(22,527)	(17,333)
Total shareholders’ equity	32,521	33,369
Total liabilities and shareholders’ equity	$40,408	$45,228

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING NON-GAAP FINANCIAL MEASURES
(Unaudited, in thousands, except percentages and per share amounts)

	Three months ended December 31, 2013
	Reported	Adjustments(1)	Adjusted Non-GAAP
Operating expenses	$3,508	$622	$4,130
% of net sales	28.0%		33.0%

Operating income	1,493	(622)	871
% of net sales	11.9%		7.0%

Income before income taxes	1,405	(622)	783
Income tax provision (benefit)	296	(218)	78
Net income	1,109	(404)	705
Diluted net income per share	$0.13	$(0.05	$0.08

 (1) Adjustment includes (i) $700 of income related to an adjustment to accrued contingent consideration from the Printrex acquisition and (ii) $78 of legal and other expenses related to the lawsuit with Avery Dennison Corporation, tax effected using an effective tax rate of 35.0%.

	Three months ended December 31, 2012
	Reported	Adjustments (2)	Adjusted Non-GAAP
Operating expenses	$4,813	$(306)	$4,507
% of net sales	24.5%		23.0%

Operating income	2,870	306	3,176
% of net sales	14.6%		16.2%

Income before income taxes	2,867	306	3,173
Income tax provision	985	105	1,090
Net income	1,882	201	2,803
Diluted net income per share	$0.21	$0.02	$0.23

 (2)  Adjustment includes (i) $280 of expense related to an adjustment to accrued contingent consideration from the Printrex acquisition and (ii) $26 of legal and other expenses related to the lawsuit with Avery Dennison Corporation, tax effected using an effective tax rate of 34.4%.

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING NON-GAAP FINANCIAL MEASURES
(Unaudited, in thousands, except percentages and per share amounts)

	Year ended December 31, 2013
	Reported	Adjustments(3)	Adjusted Non-GAAP
Operating expenses	$18,475	$424	$18,899
% of net sales	30.7%		31.4%

Operating income	6,617	(424)	6,193
% of net sales	11.0%		10.3%

Income before income taxes	6,531	(424)	6,107
Income tax provision (benefit)	1,596	(148)	1,448
Net income	4,935	(276)	4,659
Diluted net income per share	$0.57	$(0.03)	$0.54

(3) Adjustment includes (i) $900 of income related to an adjustment to accrued contingent consideration from the Printrex acquisition and (ii) $476 of legal and other expenses related to the lawsuit with Avery Dennison Corporation.  Such adjustments were tax effected using an effective tax rate of 35.0%.

	Year ended December 31, 2012
	Reported	Adjustments (4)	Adjusted Non-GAAP
Operating expenses	$20,380	$(1,951)	$18,429
% of net sales	29.8%		26.9%

Operating income	5,602	1,951	7,553
% of net sales	8.2%		11.0%

Income before income taxes	5,585	1,951	7,536
Income tax provision	1,964	687	2,651
Net income	3,621	1,264	4,885
Diluted net income per share	$0.40	$0.14	$0.54

(4) Adjustment includes (i) $280 of expense related to an adjustment to accrued consideration from the Printrex acquisition, (ii) $1,533 of legal and other expenses related to the lawsuit with Avery Dennison Corporation and (ii) $138 of employee termination benefits and moving expenses associated with the closing of the Printrex manufacturing facility in San Jose, CA.  Such adjustments were tax effected using an effective tax rate of 35.2%.

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Year Ended
(In thousands)	December 31,		December 31,
	2013	2012	2013	2012
Net income	$1,109	$1,882	$4,935	$3,621
Interest (income) expense, net	14	1	23	(6)
Income tax provision	296	985	1,596	1,964
Depreciation and amortization	427	444	1,741	1,758

EBITDA	1,846	3,312	8,295	7,337

Share-based compensation expense	124	118	521	520
Adjustment to accrued contingent consideration	(700)	280	(900)	280
Legal fees associated with lawsuit	78	26	476	1,533
Business consolidation and restructuring	-	(2)	-	138

Adjusted EBITDA	$1,348	$1,882	$8,392	$9,808